Exhibit 99

April 21, 2004	Steven Wingfield (301) 564-3354 Mari Angeles Major-Sosias (301) 564-3353

USEC Inc. Reports Results for First Quarter 2004
– Annual Earnings Guidance of $6 to $8 Million Reiterated –

     Bethesda, MD – USEC Inc. (NYSE: USU) today reported financial results for the first quarter ended March 31, 2004, of a net loss of $11.2 million or $.13 per share compared to net income of $2.1 million or $.03 per share in the same quarter last year.

     The results are in line with annual guidance given by the Company in February that approximately half of the year’s revenue would be recognized in the fourth quarter. As the Company had anticipated, revenue for the first quarter was down significantly due to lower volumes and prices as customers took orders under low-priced contracts signed during the late 1990s and shifted volume and higher-priced deliveries to later in the year.

     “We reaffirm our earnings guidance for 2004 of $6 to $8 million, after our investment in the American Centrifuge. First quarter results are consistent with that guidance because we expect about half of our sales for the year to be in the fourth quarter. We project fourth quarter earnings will be at a level to meet our annual net income guidance,” said William H. Timbers, president and chief executive officer. “Our sales are tied to the refueling cycle of our customers’ nuclear reactors, which are planned well in advance. Therefore, we have good visibility into revenue later this year.”

Revenue and Cost of Sales

     Revenue for the first quarter was $180.0 million, compared to $327.1 million for the same quarter a year ago. The volume of the Separative Work Unit (SWU) component of low-enriched uranium sold declined 48 percent quarter over quarter, and the average price billed to customers declined 7 percent. A larger percentage of sales in the first quarter were made under contracts with low SWU prices signed in the late 1990s when SWU prices were severely depressed. For the full year, USEC expects the average price billed to customers to decline only 1 percent compared to 2003, the smallest average price reduction in recent years, with an improvement in the average price billed to customers in the second half of the year. Uranium sales, which are often tied to SWU sales to utility customers, were also down 43 percent for the quarter but are expected to be about the same as 2003 for the full year.

     USEC’s customers generally place orders under their long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, quarterly comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

USEC Reports 1st Quarter Results

     The decrease in SWU sales volume resulted in a corresponding decrease of $124.3 million or 49 percent in the cost of sales for SWU and uranium during the first quarter compared with the same period last year. In the current period, the unit cost of sales improved by 4 percent compared to the first quarter of 2003. This reflects the impact of lower production and purchase costs in previous periods.

     As a result of higher labor and employee benefit costs for the quarter, unit production costs added to cost of inventory were 7 percent higher compared with the corresponding period in 2003 when labor costs were lower due to a strike by union employees at the Paducah plant. The Company’s purchase costs per SWU increased 2 percent under a market-based formula with Tenex, the Russian government’s executive agent, which reflects the impact of higher SWU prices since 2001. Under the average inventory cost method coupled with USEC’s inventory position, an increase or decrease in costs will have an effect on cost of sales in future periods.

     The gross profit margin for the quarter was 8.7 percent compared to 10.7 percent in the same period last year. Because government contract work generally has low margins, these margins had the effect of reducing USEC’s gross margin by 1.3 percent. The Company expects to have a gross profit margin of approximately 11 percent for the full year.

     Selling, general and administrative expenses increased $1.6 million in the quarter due primarily to increased compensation and benefit costs, higher insurance, and higher local taxes and fees. USEC is taking steps to reduce SG&A expenses in 2004 below last year’s level.

American Centrifuge Progress Continues

     USEC is on-track in its American Centrifuge demonstration project. Expenses during the quarter were $9.4 million, about the same as the first quarter last year. USEC continues to make progress toward demonstrating the state-of-the-art uranium enrichment technology and received an operating license for the American Centrifuge Demonstration Facility during the first quarter from the U.S. Nuclear Regulatory Commission. USEC expects the American Centrifuge to be the most efficient enrichment technology available when deployed later this decade. Spending on demonstration activities had the effect of reducing after-tax income by $5.8 million during the quarter.

Cash Flow

     At March 31, 2004, USEC’s cash balance was $146.1 million. As planned, cash flow from operating activities for the quarter was negative $91.8 million, compared to negative $20.1 million in the same period a year ago. The difference in cash flow from operating activities between the two quarters was primarily due to a fully accrued payment of $33.2 million to Ohio Valley Electric Corporation to resolve issues related to the termination of a power contract in 2003, higher income taxes, the timing of payments to Russia for purchases made late in the previous quarter, and the net loss. The Company has no short-term debt, and debt to total capitalization is 37 percent.

USEC Reports 1st Quarter Results

Outlook

     USEC reiterates its annual guidance that it expects revenue for 2004 to be approximately $1.4 billion with about half coming in the fourth quarter due to timing of customer orders. USEC expects to invest $70 million in the American Centrifuge. Of this amount, $50 million related to demonstration activities will be expensed, which has the effect of reducing USEC’s net income by about $30 million. Approximately $20 million related to the commercial centrifuge plant is expected to be capitalized in 2004. Given this substantial spending on the American Centrifuge, USEC continues to expect net income in 2004 to be in a range of $6 to $8 million, or 7 to 10 cents per share.

     USEC also reiterates its annual guidance that operating cash flow in 2004 will be in a range of negative $110 to $130 million and that capital expenditures will be in a range of $30 to $35 million, including expenditures related to the American Centrifuge. The Company anticipates ending the year with a cash balance in a range of $40 to $60 million and that net cash flow from operating activities will return to positive levels in 2005.

Other Business Matters

•	A customer in Japan restarted 12 nuclear reactors that were shut down for special inspections in early 2003 and continues to seek permission to restart the remaining five reactors. USEC supplies low-enriched uranium for seven of the restarted reactors and three of the five reactors that remain shutdown. The shutdowns and the delay in restarting the remaining reactors postpone the utility’s requirements for reloading fuel. These temporary shutdowns have and will continue to impact 2004 revenue, and will to a lesser extent affect revenue in 2005.

•	At March 31, 2004, USEC has processed and cleaned 4,039 metric tons of out-of-specification uranium contaminated with technetium (Tc99), or 42 percent of the total. The remaining amount of uranium inventory to be replaced or remediated is 5,511 metric tons. Under the DOE-USEC Agreement, DOE is obligated to replace or remediate the contaminated uranium.

•	A six-year labor agreement was ratified in March with employees in Piketon, Ohio represented by the Paper, Allied-Industrial, Chemical and Energy Workers (PACE) Local Union 5-689. The agreement, reached two months ahead of the expiration of the previous contract, covers approximately 560 USEC employees.

     This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with the Department of Energy (“DOE”) regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the

USEC Reports 1st Quarter Results

American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, performance under government contracts, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

# # #

USEC Reports 1st Quarter Results

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,
	2004	2003
		As restated (a)
Revenue:
Separative work units	$127.4	$261.7
Uranium	14.0	24.5
U.S. Government contracts	38.6	40.9

Total revenue	180.0	327.1
Cost of sales:
Separative work units and uranium	127.3	251.6
U.S. Government contracts	37.1	40.4

Total cost of sales	164.4	292.0

Gross profit	15.6	35.1
Centrifuge demonstration costs	9.4	9.6
Selling, general and administrative	16.0	14.4

Operating income (loss)	(9.8)	11.1
Interest expense	9.4	9.2
Interest (income)	(.7)	(1.7)

Income (loss) before income taxes	(18.5)	3.6
Provision (credit) for income taxes	(7.3)	1.5

Net income (loss)	$(11.2)	$2.1

Net income (loss) per share – basic and diluted	$(.13)	$.03
Dividends per share	$.1375	$.1375
Average number of shares outstanding	83.0	82.0

(a)	USEC performs contract services for DOE and DOE contractors at the Portsmouth and Paducah plants. Beginning in the fourth quarter of 2003, billings under government contracts are reported as part of revenue, and costs are reported as part of costs and expenses. In prior periods, the net amount of income or expense for government contracts had been reported as part of other income (expense) net. The statements of income (loss) for prior periods have been restated to conform to the current presentation. Revenue and cost of sales increased, and other income (expense), net was adjusted by the net amount. There was no effect on net income or net income per share as a result of the change.

USEC Reports 1st Quarter Results

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	March 31,	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$146.1	$249.1
Accounts receivable – trade	128.1	254.5
Inventories	1,049.0	883.2
Other	41.3	39.9

Total Current Assets	1,364.5	1,426.7
Property, Plant and Equipment, net	183.0	185.1
Other Assets
Deferred income taxes	52.3	52.5
Prepayment and deposit for depleted uranium	40.2	47.1
Prepaid pension benefit costs	79.2	76.3
Inventories	249.8	266.1

Total Other Assets	421.5	442.0

Total Assets	$1,969.0	$2,053.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$178.9	$188.3
Payables under Russian Contract	110.4	119.3
Uranium owed to suppliers	35.0	45.0
Termination settlement obligation under power purchase agreement	—	33.2
Deferred revenue and advances from customers	31.0	25.8

Total Current Liabilities	355.3	411.6
Long-Term Debt	500.0	500.0
Other Liabilities
Deferred revenue and advances from customers	6.7	13.5
Depleted uranium disposition	45.6	53.5
Postretirement health and life benefit obligations	140.4	138.1
Other liabilities	51.6	50.9

Total Other Liabilities	244.3	256.0
Stockholders’ Equity	869.4	886.2

Total Liabilities and Stockholders’ Equity	$1,969.0	$2,053.8

USEC Reports 1st Quarter Results

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,
	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$(11.2)	$2.1
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	7.7	6.9
Depleted uranium disposition	(1.0)	(2.5)
Deferred revenue and advances from customers	(1.6)	(40.8)

Changes in operating assets and liabilities:
Accounts receivable – decrease	126.4	12.7
Inventories – net (increase) decrease	(153.0)	47.2
Payables under Russian Contract – (decrease)	(8.9)	(39.9)
Payment of termination settlement obligation under power purchase agreement	(33.2)	—
Income taxes payable – net increase (decrease)	(14.9)	1.3
Accounts payable and other – net (decrease)	(2.1)	(7.1)

Net Cash (Used in) Operating Activities	(91.8)	(20.1)

Cash Flows Used in Investing Activities
Capital expenditures	(5.6)	(8.4)

Net Cash (Used in) Investing Activities	(5.6)	(8.4)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(11.5)	(11.3)
Common stock issued	5.9	1.0

Net Cash (Used in) Financing Activities	(5.6)	(10.3)

Net (Decrease)	(103.0)	(38.8)
Cash and Cash Equivalents at Beginning of Period	249.1	171.1

Cash and Cash Equivalents at End of Period	$146.1	$132.3

Supplemental Cash Flow Information:
Interest paid	$17.0	$16.9
Income taxes paid	7.3	—